Exhibit 8.1

List of Significant Subsidiaries

Significant Subsidiaries	Place of Incorporation
STAK Holdings Limited	Hong Kong
STAK Group Ltd.	British Virgin Islands
STAK Terra Ltd.	British Virgin Islands
STAK Vision Ltd.	British Virgin Islands
STAK Horizon Ltd.	British Virgin Islands
STAK Matrix Ltd.	British Virgin Islands
STAK Vision Energy Inc.	United States
STAK Industry Energy Ltd.	United States
STAK Horizon Energy Ltd.	Hong Kong
STAK Matrix Energy Ltd.	Hong Kong
STAK (Changzhou) Intelligent Technology Co., Ltd.	PRC
YLAN Technology (Changzhou) Co., Ltd.	PRC
Changzhou Zhongshan intelligent Equipment Co., Ltd.	PRC